                                                                     EXHIBIT 3.5

                                     FILED
                               SECRETARY OF STATE
                           DIVISION OF CORPORATIONS
                               02 FEB 25 PM 3:03





                             ARTICLES OF AMENDMENT
                                       TO
                           ARTICLES OF INCORPORATION
                                       OF
                           QUALITY DISTRIBUTION, INC.


     Pursuant to the provisions of Section 607.1006, Florida Statutes, this Florida corporation adopts the following articles of amendment to its articles of incorporation:

FIRST: The name of the Corporation is Quality Distribution, Inc. (The "Corporation")

SECOND: Article VI of the Articles of Incorporation is amended to read as follows:

                               Board of Directors
                               ------------------

          The Board of Directors of this corporation shall consist of not less than one (1) nor more than eleven (11) members, the exact number of directors to be fixed from time to time by the stockholders or the by-laws. The business and affairs of this corporation shall be managed by the Board of Directors, which may exercise all such powers of this corporation and do all such lawful acts and things as are not by law directed or required to be exercised or done only by the stockholders. A quorum for the transaction of business at meetings of the directors shall be a majority of the number of directors determined from time to time to comprise the Board of Directors, and the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. Subject to the by-laws of this corporation, meetings of the directors may be held within or without the State of Florida. Directors need not be stockholders. The stockholders of this corporation may remove a director from office at any time with our without cause.

THIRD: The Amendment was approved and adopted by the Board of Directors on November 8, 1999.

FORTH: Approved of this Amendment by the Corporation's shareholders was not given or required. Nevertheless, the Corporation's shareholders ratified this Amendment by their action taken by Written Consent of Shareholders, dated November 8, 2000.

Signed this 14th day of February, 2002.


                                        QUALITY DISTRIBUTION, INC.



                                        By:  /s/ Thomas Finkbiner
                                           -----------------------------
                                             Thomas Finkbiner
                                             President and Director

                                                                     EXHIBIT 3.5

                              [Florida state seal]
                          FLORIDA DEPARTMENT OF STATE
                                Katherine Harris
                               Secretary of State

February 28, 2002


ROBERT R. KASAK, ESQ.
QUALITY DISTRIBUTION, INC.
3802 CORPOREX PARK DR.
TAMPA, FL 33619



Re: Document Number P94000029737

The Articles of Amendment to the Articles of Incorporation of QUALITY DISTRIBUTION, INC., a Florida corporation, were filed on February 25, 2002.

Should you have any questions regarding this matter, please telephone (850) 245-6050, the Amendment Filing Section.

Velma Shepard
Corporate Specialist
Division of Corporations                          Letter Number: 502A00012247


















     Division of Corporations - P.O. BOX 6327 - Tallahassee, Florida 32314